Exhibit 10.4
March 26, 2014

VIA FEDEX AND EMAIL

Heska Corporation
3760 Rocky Mountain Avenue
Loveland, CO 80538
Attn: Jason Napolitano
Email: jason.napolitano@heska.com

Re:	Accounting for CEO Compensation; Conditional Waiver of Cuattro 18-Month Call Option

Dear Jason:

Reference is made to that certain Amended and Restated Operating Agreement of Heska Imaging US, LLC ("Heska Imaging"), dated as of February 22, 2013 (the "Operating Agreement") by and among Heska Corporation ("Heska"), Cuattro, LLC (the "Member Representative"), Kevin S. Wilson, Shawna M. Wilson, Rodney A. Lippincott, Steven M. Asakowicz and Clint Roth, DVM (collectively, with Member Representative, the "Continuing Members"). Capitalized terms used but not defined herein shall have the meanings set forth in the Operating Agreement.

Accounting for CEO Compensation. Consistent with clause (i)(F) of the definition of "Operating Income" under Article I of the Operating Agreement, no compensation expense, including but not limited to charges related to stock-based compensation, for compensation earned by Kevin S. Wilson pursuant to his Employment Agreement with Heska dated as of the date hereof (the "New Employment Agreement") shall be allocated to, or included in any tax return (including supporting data and documentation) or calculation of Operating Income with respect to, Heska Imaging under the Operating Agreement for so long as the New Employment Agreement is in force and effect and Heska has not acquired 100% of the equity interest in Heska Imaging (the "Accounting Interpretation").

Conditional Waiver of Cuattro 18-Month Call Option. Whereas, pursuant to Section 9.05(c) of the Operating Agreement, the Member Representative has the right, but not the obligation, to exercise the Cuattro 18-Month Call Option prior to the expiration of the Cuattro 18-Month Call Period.

Now, therefore, if, and only if, the stockholders of Heska approve the Share Increase Proposal at the Annual Meeting (as such terms are defined in the Employment Agreement), pursuant to Sections 9.05(a) and 11.04 of the Operating Agreement, the Member Representative hereby irrevocably waives, effective on the date of such approval of the Share Increase Proposal, and the Continuing Members whose signatures are set forth below hereby irrevocably consent to such waiver of, its right to exercise the Cuattro 18-Month Call Option from and after such date (the "Waiver"). If the stockholders of Heska do not approve the Share Increase Proposal at the

Annual Meeting, the Waiver is void ab initio and the Cuattro 18-Month Call Option shall remain in full force and effect.

Please indicate Heska's acknowledgment and acceptance of the Waiver and the Accounting Interpretation by signing in the space provided below and returning an executed copy of this letter by email to:

Cuattro, LLC
PO Box 4605
Edwards, CO 81632
Attn: Kevin S. Wilson
Email: kevin.wilson@heska.com

This letter may be executed one or more counterparts and may be executed by original or facsimile signature, all of which taken together shall constitute one and the same original document.

[Signature page follows]

Sincerely,

CUATTRO, LLC,
as the Member Representative

By: The Wilson Family Trust, its sole member

By: /s/ Kevin S. Wilson
       Kevin S. Wilson, its trustee

By: /s/ Kevin S. Wilson
       Kevin S. Wilson, its manager

By:
       Doug Wilson, Jr., its manager

Acknowledged, agreed and consented to, as of the date first written above:
/s/ Kevin S. Wilson Kevin S. Wilson	/s/ Shawna M. Wilson Shawna M. Wilson
/s/ Rodney A. Lippincott Rodney A. Lippincott	/s/ Steven M. Asakowicz Steven M. Asakowicz
/s/ Clint Roth Clint Roth, DVM

Acknowledged and agreed to as of March 26, 2014:

HESKA CORPORATION

By: /s/ Jason Napolitano
       Jason Napolitano, its Chief Financial Officer